Exhibit 99.1


     Workstream Expands Senior Management Team with Seasoned Public Company
                  Executives and Additional Industry Expertise

  Company Accelerates Growth with Appointment of New CFO, EVP of Technology and
              Operations and Senior Business Development Executive

Ottawa, ON. - April 4, 2005 - Workstream Inc. (TM) (NASDAQ: WSTM), a provider of On-Demand Enterprise Workforce Management software today announced the appointment of three individuals to the Company's senior leadership team, Stephen Lerch as Chief Financial Officer and Chief Operating Officer, Michael Gioja as Executive Vice President of Technology and Operations and Neil McAdorey as Senior Director of Business Development.


"Today's appointments are evidence that the Company is committed to building long-term shareholder value by continuing to build out Workstream's senior team," said Michael Mullarkey, CEO and Chairman of Workstream. "In the last six months Workstream has announced the Workstream TalentCenter product suite, a new $1 Per Employee Per Month (PEPM) pricing model, significant new partnerships, continued customer momentum, a strong balance sheet and a solid commitment to building long-term shareholder value."


Stephen E. Lerch joins the Company as Chief Financial Officer and Chief Operating Officer. Mr. Lerch previously served in several executive management positions at Rewards Network Inc. (AMEX:IRN), an electronic commerce firm, from 1997 to 2004. Prior to Rewards Network, Mr. Lerch was a partner at PricewaterhouseCoopers LLP, in their Business Assurance Group (previously Coopers & Lybrand) where he worked from 1978 to 1997. Mr. Lerch holds a Bachelor degree in Accounting from the University of Notre Dame. Mr. Lerch will be responsible for Workstream's day-to-day financial and operational activities.


The Company also appointed Michael Gioja as Executive Vice President of Technology and Operations. Mr. Gioja has served in senior management positions at privately held HR software firms such as Workscape, Inc., BrassRing LLC and Fidelity Investments as well as at publicly traded firms including IBM (NYSE:
IBM), American Express (NYSE: AMEX), SAP AG (NYSE: SAP) and PeopleSoft (NASD:
ORCL), which was recently acquired by Oracle Corporation.


While at PeopleSoft, Mr. Gioja reported directly to the CEO, and managed a global development organization of over 2,000 employees that successfully built and delivered the PeopleSoft 8.0 platform across all customers and product lines. Mr. Gioja holds a Bachelor degree in Computer Science from the State University of Oswego and is considered by many in the HR and technology community as one of the top in his field of technology integration and emerging technologies. Mr. Gioja will be responsible for managing Workstream's Research and Development team, data center operations and day-to-day technology and operational activities.


Neil McAdorey also joins the Company as Senior Director of Business Development focused on M&A and strategic global relationships. Mr. McAdorey previously served in senior management positions at Workscape, Edify Corporation and Cascade Technologies. Mr. McAdorey's nearly twenty years of industry experience includes product development, sales, channel management, business development and M&A. Mr. McAdorey has led strategic initiatives around Benefits and HR Outsourcing distribution models and has reported to both CEOs and CFOs in his prior roles. Mr. McAdorey holds a Bachelor degree from the University of Scranton, Pennsylvania.


"With over 25 years of considerable accounting, public company experience and strong relationships within the financial community, Stephen will help Workstream continue to deliver significant shareholder value," said Michael Mullarkey, CEO and Chairman of Workstream. "Michael at various times has lead significant innovative technology initiatives within our industry and his expertise and commitment to quality, will continue to drive Workstream to deliver on our vision and product expansion around the next generation of On Demand software solutions. Neil's unique experience will help Workstream move beyond our existing direct distribution model to include new significant revenue relationships with firms in the BPO space and beyond as well as to help us target our next meaningful M&A opportunities," commented Mullarkey.

Mr. Lerch replaces David Polansky who has decided to leave the Company to pursue other opportunities. Mr. Polansky will be transferring his duties over to Mr. Lerch. "David has played an important role in Workstream's growth," said Mullarkey. "His dedication over the past two years is greatly appreciated, and we would like to wish David all the best in his future endeavors."

About Workstream Inc.

Workstream provides On-Demand Enterprise Workforce Management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Rewards and Transition. Access to TalentCenter is offered on a monthly subscription basis under an On-Demand software delivery model to help companies build high performing workforces, while controlling costs. With nine offices across North America, Workstream services customers including Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Contact:
Tammie Brown
Workstream Inc.
1-877-327-8483 ext. 263
tammie.brown@workstreaminc.com
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